Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus, of our report dated December 27, 2024, with respect to the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of September 30, 2024 and 2023, and for the years then ended which report is included in the Annual Report on Form 10-K of Forward Industries, Inc. and Subsidiaries for the year ended September 30, 2024, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Forward Industries, Inc. and Subsidiaries ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey

June 10, 2025